AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 1999.

                                                     REGISTRATION NO. 333- _____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  --------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  --------------



                            JWGENESIS FINANCIAL CORP.
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

           FLORIDA                                 6211                             65-0811010
(STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                      980 NORTH FEDERAL HIGHWAY, SUITE 210
                            BOCA RATON, FLORIDA 33432
                                 (561) 338-2600
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  JOEL E. MARKS
                    VICE CHAIRMAN AND CHIEF OPERATING OFFICER
                     1117 PERIMETER CENTER WEST, SUITE 500E
                                ATLANTA, GA 30338
                                 (770) 399-8805
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                             W. RANDY EADDY, ESQUIRE
                             KILPATRICK STOCKTON LLP
                           1100 PEACHTREE STREET, N.E.
                           ATLANTA, GEORGIA 30309-4530
                                 (404) 815-6500



     Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_______________
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                          CALCULATION OF REGISTRATION FEE
==================================================================================================================================

    TITLE OF SECURITIES          AMOUNT TO BE           PROPOSED OFFERING        PROPOSED MAXIMUM AGGREGATE        AMOUNT OF
      TO BE REGISTERED            REGISTERED           PRICE PER SHARE <F1>          OFFERING PRICE <F1>       REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------

  Common Stock, $0.001 par      600,000 shares                $15                       $9,000,000                 $2,502
      value per share
==================================================================================================================================

<F1> Estimated  solely  for the  purpose of  calculating  the  registration  fee pursuant to Rule 457(c) of the Securities Act.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                            JWGENESIS FINANCIAL CORP.

                         -------------------------------

                         600,000 SHARES OF COMMON STOCK
                       ----------------------------------

         We are JWGenesis Financial Corp., a holding company incorporated in Florida and engaged in the investment banking and securities business. The 600,000 shares of our common stock, $.001 par value, that may be sold from time to time using this Prospectus are comprised of 600,000 shares of common stock that may be offered for resale by John Elway, Sanford D. Greenberg, and Jeffrey Sperbeck, or their respective possible assignees or transferees (collectively, the "Selling Shareholders"), upon the exercise of options they own to purchase such number of shares of common stock. We will not receive any of the proceeds from the sale of the shares, but will receive the exercise price paid to acquire shares upon any exercise of the stock options.

         We have agreed to bear all expenses (other than the fees or expenses of counsel or any other personal representative of any Selling Shareholder) in connection with the preparation and use of this Prospectus. We will not pay any commissions, discounts, or other fees to underwriters, broker dealers, or any other person who may assist a Selling Shareholder in making a sale. We have agreed to indemnify Messrs. Elway, Greenberg, and Sperbeck, and they have agreed to indemnify us, against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution".

         The Selling Shareholders may sell their stock from time to time in a variety of ways, including:

               o        underwritten offerings;
               o        ordinary  brokerage  transactions at prices at or near
                           the market price; and
               o transactions on terms that may be negotiated at the time of sale.

         The Selling Shareholders may pay usual and customary or specifically negotiated underwriting discounts, brokerage fees, or commissions in connection with such sales. To the extent required, the specific shares to be sold, the terms of the offering, including price, the name of any broker-dealer or underwriter, and any applicable commission, discount, or other compensation with respect to a particular sale will be set forth in a supplement that we may prepare to accompany this Prospectus in the future. See "Plan of Distribution".

         Our common stock is traded under the symbol "JWG" on the American Stock Exchange ("AMEX"). On October 13, 1999, the last sale price of the common stock as reported by the AMEX was $15.125 per share.

              YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS.
                           ---------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October ___, 1999.

                                TABLE OF CONTENTS

                                                  PAGE

Where You Can Find More Information.................2
Forward-Looking Statements..........................3
Price Range of Common Stock.........................5
Risk Factors........................................8
Selling Shareholders...............................14
Plan of Distribution...............................15
Legal Matters......................................16
Experts............................................16

                       ---------------------------------


                       WHERE YOU CAN FIND MORE INFORMATION

         This Prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the "SEC") covering the shares of our common stock that the Selling Shareholders may offer for resale. The SEC's file number for that registration statement is 333-[_____].

         We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For information on the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. You can also obtain reports, proxy statements, and other information regarding issuers that file electronically with the SEC from the SEC's Internet site (http://www.sec.gov).

         The SEC allows us to "incorporate by reference" information filed with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be a part of this Prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this Prospectus and any accompanying Prospectus supplement. Any information so updated or superseded shall not be deemed, except as so updated or superseded, to be a part of this Prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock described in this Prospectus are sold or the offering of the shares covered by this Prospectus is terminated:

         (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         (ii) Current Report on Form 8-K, dated March 3, 1999, filed with the SEC on March 18, 1999;

         (iii)  Quarterly  Report on Form 10-Q for the  quarter  ended March 31,
1999;

         (iv) Current Report on Form 8-K, dated April 16, 1999, filed with the SEC on April 30, 1999;

         (v) Proxy Statement dated May 18, 1999, in connection with the 1999 Annual Meeting of Shareholders;

         (vi) Current Report on Form 8-K, dated June 1, 1999, filed with the SEC on June 15, 1999;

         (vii)  Quarterly  Report on Form 10-Q for the  quarter  ended  June 30,
1999;

         (viii) Current Report on Form 8-K/A, dated June 1, 1999, filed with the SEC on August 13, 1999; and

         (ix) Current Report on Form 8-K, dated July 15, 1999, filed with the SEC on August 13, 1999.


         We will provide you with free copies of any of these documents or any other documents that have been incorporated by reference in this Prospectus, without exhibits, unless an exhibit is incorporated into the document by reference, if you write us or call us at: JWGenesis Financial Corp., 1117 Perimeter Center West, Suite 500E, Atlanta, GA 30338, Attention: Joel E. Marks, telephone (770) 399-8805.

                           FORWARD-LOOKING STATEMENTS

         From time to time, information we provide or statements of our directors, officers, or employees may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Those statements involve numerous risks and uncertainties. Typically, such information or statements contain the words "believes", anticipates", "intends", "expects", or similar words. In any event, any information or statements made or incorporated by reference in this Prospectus that are not statements of historical fact are forward-looking statements. Such forward-looking statements in this Prospectus, and others that we or our representatives make, are based on a number of assumptions and involve risks and uncertainties. Consequently, actual results could differ materially. The factors we describe under the heading "Risk Factors" are some, but not all, of the reasons that results could be different.

                                   THE COMPANY

         We are a publicly held, diversified financial services holding company engaged primarily in securities brokerage and investment banking. Our principal operating subsidiaries are JWGenesis Securities, Inc., JWGenesis Capital Markets, Inc., Corporate Securities Group, Inc., and GSG Securities, Inc. All of our operating subsidiaries are owned through our wholly-owned subsidiary, JWGenesis Financial Services, Inc. We operate a full-service securities brokerage and investment banking business which offers "one-stop-shopping" for our customers and clients. Our company:

          o offers a wide range of securities brokerage and investment services to a diversified client base; and

          o provides investment banking services to corporate and institutional clients and high net worth individuals.

         JWGenesis Securities is a New York Stock Exchange ("NYSE") member firm with branch offices in South Florida, California, Georgia, and New York. JWGenesis Securities' branches are typically owned and managed by JWGenesis, and its brokers are "full-service" oriented and receive compensation packages that are competitive with most regional and national wire-house brokerage firms. JWGenesis Capital Markets is a New York firm that specializes in investment banking services and institutional research and sales. Corporate Securities Group, a National Association of Securities Dealers, Inc. ("NASD") member firm, is a general securities broker dealer that offers a full array of investment products and services to a variety of clients through a national network of independently owned offices. Corporate Securities Group offices vary in size from one investment professional to many. GSG Securities, also a NASD member firm, is a general securities broker dealer that offers a full array of investment products and services primarily through its branch offices located in Colorado, California, Florida, Illinois, and New York. GSG Securities brokers, many of whom enter the business through GSG Securities' in-house training program, are "full service"-oriented and receive compensation packages that are competitive with most similarly situated firms. Another of our subsidiaries, DMG Securities, Inc., is also engaged in the securities brokerage business.

         Our activities generate revenue primarily in the form of commission and fee income, market making and principal transactions revenues, and interest income. We also derive revenues from corporate finance and other capital markets transactions, insurance brokerage services, and consulting services.

         JWGenesis was incorporated as a Florida corporation in January 1998. In a statutory share exchange on June 12, 1998 (which is similar to a merger), it acquired and succeeded to the business and operations of JWGenesis Financial Services, then known as JW Charles Financial Services, Inc. ("JWCFS"), which had been incorporated as a Florida corporation in December 1983. As a result of earlier acquisitions by JWCFS, a significant segment of our business encompasses operations that date back to 1973.

                                  THE OFFERING

         This Prospectus relates to the proposed offer and sale by persons, who are called the "Selling Shareholders", of shares of our common stock that they will own when and if they exercise their outstanding stock options. An aggregate of 600,000 shares are issuable pursuant to such options, which are currently owned by John Elway, Sanford D. Greenberg, and Jeffrey Sperbeck, and all such shares are covered by this Prospectus for such offers and sales as Messrs. Elway, Greenberg, and Sperbeck (or their respective possible transferees or assignees, who are included among the Selling Shareholders) may make from time to time. We will not receive any proceeds from the sale by a Selling Shareholder of any shares; the Selling Shareholders will receive all such proceeds. We will receive, however, the exercise price paid upon exercise of any of the options.

         As of October 7, 1999, there were issued and outstanding a total of 5,952,782 shares of our common stock. In addition to the options owned by the Selling Shareholders, there were also outstanding options or other rights to purchase or acquire an aggregate of 2,703,223 shares of common stock from us under certain conditions.

                           PRICE RANGE OF COMMON STOCK

         Our common stock trades on AMEX under the symbol "JWG". The following table sets forth, for the periods indicated, the quarterly high and low sales price information related to trading in our common stock (and, for the period prior to our replacement of JWCFS as the public company on June 12, 1998, as a result of the statutory share exchange, the shares of common stock of JWCFS) on the AMEX or on The Nasdaq Small-Cap Market (where such shares were previously traded prior to the listing on the AMEX on May 8, 1997). Such information has been obtained from AMEX or Nasdaq, respectively. All per share prices have been adjusted to reflect our three-for-two stock split effected in the form of a 50% stock dividend on February 7, 1997.

                                                                         SALES PRICE
                                                           --------------------------------
                                                               HIGH               LOW
                                                           --------------    --------------
          1997
               First Quarter                                    $12.50             $7.17
               Second Quarter                                    10.13              6.00
               Third Quarter                                      8.88              7.25
               Fourth Quarter                                    15.88              8.38

          1998
               First Quarter                                    $13.75            $11.38
               Second Quarter                                    12.75              9.88
               Third Quarter                                     11.50              6.13
               Fourth Quarter                                     7.75              5.25

          1999
               First Quarter                                    $13.75             $5.94
               Second Quarter                                   $21.63            $10.00
               Third Quarter                                    $19.00            $12.63
               Fourth Quarter (through October 13, 1999)        $16.50            $14.75

    The closing sales price for the on stock on October 13, 1999 was $15.125

                               RECENT DEVELOPMENTS

MVP.COM (SM) JOINT VENTURE

         On August 4, 1999, we announced the formation of a joint venture with an affiliate of John Elway to form mvp.com, Inc., an Internet business venture intended to meet its users' sports, fitness, nutrition, athletic, and lifestyle improvements needs. The mvp.com website will be located at www.mvp.com. We and an affiliate of Mr. Elway (through which his interest is owned) each contributed $1,000,000 in start-up capital to the venture for our respective initial 50% ownership interests. We have subsequently allowed select key executives of our Company to purchase, at the same price we paid, 15% of our 50% interest in mvp.com (i.e., a total of 7.5% of mvp.com), so that we now own directly 42.5% of mvp.com. We have, however, imposed forfeiture and other restrictions on those interests we sold in order to ensure that we derive the benefits we sought in permitting those executives to participate in our ownership of mvp.com. (Mr. Elway's affiliate has transferred a portion of its initial interest such that it now owns 44.4% of mvp.com.) mvp.com requires additional capital to fund its plan of business, which it is seeking to raise in part through a private equity offering that will dilute ratably our current ownership percentages.

         In connection with the organization of mvp.com, we entered into a stockholders agreement with Mr. Elway's affiliate, pursuant to which each of us agreed to certain arrangements for the management of mvp.com, restrictions on the transfer of our respective shares in mvp.com, voting requirements for certain fundamental corporate actions, and other special matters. The stockholders agreement also contains certain buy-sell, right of first refusal, and non-competition provisions.

         Mr. Elway serves as mvp.com's Co-Chairman, along with Marshall T. Leeds, who is our Chairman and Chief Executive Officer. Mr. Elway has stated his intention to commit significant time to the business of mvp.com, and has entered into a five-year agreement with mvp.com to serve as a corporate spokesman and to grant a non-exclusive license to mvp.com to use his name, image, and likeness for certain promotional purposes. Joel E. Marks, our Vice Chairman and Chief Operating Officer, serves as Chief Operating Officer of mvp.com to supervise and direct all day-to-day development and operational matters for the foreseeable future. We are leading the process of developing mvp.com's business plan, and intend to launch the vortal (a vertical portal) for mvp.comsm services in January 2000, in connection with the Super Bowl Championship.

         Also on August 4, 1999, we announced that Mr. Elway has entered into a five-year employment agreement to serve as a corporate spokesman for our financial services business. Mr. Elway's compensation for such services consists entirely of options to purchase 500,000 shares of our common stock, at a price of $13.40 per share, which was the market price of the common stock when Mr. Elway indicated his intent to negotiate a binding agreement. (Mr. Elway assigned a portion of those options to Mr. Greenberg and Mr. Sperbeck -- for an aggregate of 40,000 shares and 10,000 shares, respectively.) In addition to requiring personal appearances by Mr. Elway at certain of our functions and promotional events, Mr. Elway's employment agreement contains non-competition provisions and grants us a non-exclusive license to use Mr. Elway's name, image, and likeness for promotional purposes. The license expires on July 15, 2004, or, if Mr. Elway earlier terminates the employment agreement, then six months thereafter.

THE JWG CLEARING SALE

         On June 1, 1999, we consummated a Stock Purchase Agreement with Fiserv, Inc. ("Fiserv") and its wholly owned subsidiary Fiserv Clearing, Inc. ("Fiserv Clearing") for the sale of our operating subsidiary JWGenesis Clearing Corp. ("JWG Clearing") to Fiserv Clearing for approximately $59 million in cash. JWG Clearing functioned primarily as our securities clearing, execution, and back office services unit, and only those operations comprised JWG Clearing at the time the sale was consummated.

         In connection with the sale, (i) we entered into a Transition Services Agreement pursuant to which we are continuing to provide certain assistance and services to JWG Clearing and Fiserv Clearing, and are permitting JWG Clearing and Fiserv Clearing to use certain of our facilities during a transition period for a monthly fee approximating our costs; (ii) we agreed not to compete for ten years in the securities clearing and execution business and not to solicit personnel of JWG Clearing or Fiserv and its affiliates; and (iii) we agreed, subject to certain limitations and exclusions (primarily related to our independent contractor registered representatives, possible future acquisitions, and a one-year phase-in period), to use and cause our subsidiaries and affiliates to use the clearing services of designated Fiserv affiliates for at least 90% of their securities brokerage transactions, and, in the case of our independent contractor registered representatives, to impose a surcharge on certain such transactions that are not cleared through a Fiserv affiliate, during the 10-year period following the sale. We have the right, however, to be released from the above obligations to use Fiserv affiliates or to impose a surcharge by repaying to Fiserv a portion of the sales price based on a prescribed formula that takes into account the price paid in the sale and the amount of clearing services business then being generated by the Company or its affiliate seeking the release.

         As a result of the sale and the above agreements, we ceased providing clearing services, both to third party correspondents (such as broker dealers, banks, and other financial institutions) and for our own securities brokerage transactions.

         Detailed information about the sale of JWG Clearing, including pro forma financial information that gives effect to that transaction, is included in our Current Reports on Form 8-K and Form 8-K/A, each dated June 1, 1999, filed with the SEC on June 15, 1999 and August 13, 1999, respectively, that are incorporated by reference into this Prospectus.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF RISK. IN DECIDING WHETHER TO PURCHASE THE SHARES OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE FOLLOWING FACTORS THAT MAY AFFECT OUR CURRENT OPERATIONS AND FUTURE PROSPECTS.

The  volatile  nature of the  securities  business  may  cause us to have  lower
--------------------------------------------------------------------------------
commissions and revenues.
-------------------------

         Sudden sharp declines in securities' market values and the failure of issuers and counterparties to perform their obligations can result in illiquid markets which can make it difficult for us to sell securities, hedge our securities positions, and invest funds under our management. These negative market conditions, if prolonged, may also lower our revenues from investment banking and other activities. As a result of the varied risks associated with the securities business, which are beyond our control, our commissions and other revenues could be adversely affected. Revenue reductions and losses resulting from securities underwriting or ownership could have a material adverse effect on our results of operations and financial condition. In addition, our revenues and operating results may fluctuate from quarter to quarter and from year to year because of these risks.

         The securities business is, by its nature, subject to significant risks-- particularly in volatile or illiquid markets. These risks include the risks of:

        o    trading losses;                                o    losses resulting from the ownership
        o    counterparty failure to meet commitments;           or underwriting of securities;
        o    employee fraud;                                o    customer fraud;
        o    errors and misconduct;                         o    issuer fraud; and
        o    litigation;                                    o    failures in connection  with the processing
                                                                 of securities transactions.

         Our principal business activities are retail securities brokerage and investment banking. These businesses are highly competitive and subject to various risks, volatile trading markets, and fluctuations in the volume of market activity. The securities business is directly affected by many broad factors, including:

        o    economic and political conditions              o     broad trends in business and finance
        o    legislation and regulation affecting  the      o     currency values market conditions
             business and financial communities             o     the credit capacity or perceived
        o    inflation                                            creditworthiness of the securities industry in the
        o    the availability and cost of short-term or           marketplace
             long-term funding and capital                  o     interest rate levels and volatility.

         These and other factors can contribute to lower price levels for securities and illiquid markets. Lower price levels of securities may result in:

        o    reduced  securities   transactions   volumes,  with  a  correlative
             reduction in commission revenues;

        o losses from declines in the market value of securities held in trading, investment, and underwriting positions; and

        o reduced management fees calculated as a percentage of assets managed.

In low volume periods, profitability levels are further adversely affected because certain expenses remain relatively fixed.

The financial industry is highly competitive, and we may not be able to continue
--------------------------------------------------------------------------------
to compete successfully.
-----------------------

         Our  continued  profitability  will  depend on our  ability  to compete successfully in the highly competitive financial industry. We compete directly with national and regional full service broker-dealers and, to a lesser extent, with discount brokers, dealers, investment banking firms, investment advisors, and certain commercial banks. The financial services industry has become considerably more concentrated as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. These mergers and acquisitions have increased competition from these firms, many of which have significantly greater equity capital and financial and other resources than we do. With respect to retail brokerage activities, certain regional firms with which we compete have operated in certain markets longer than we have and have established long-standing client relationships. In addition, we expect competition from commercial banks to increase because of recent and anticipated legislative and regulatory initiatives in the United States to remove or relieve certain restrictions on commercial banks' securities activities. We also compete with others in the financial services industry in recruiting new employees and retaining current employees.

         We expect to face increasing competition from companies offering electronic brokerage services, which is a rapidly developing industry. These competitors may have lower costs or provide fewer services, and may offer certain customers more attractive pricing or other terms, than we offer. We also anticipate competition from underwriters which attempt to conduct public offerings for emerging growth companies through new means of distribution, including transactions using electronic media such as the Internet. In addition, disintermediation may occur as issuers attempt to sell their securities directly to purchasers, including sales using electronic media such as the Internet. To the extent that issuers and purchasers of securities transact business without the assistance of financial intermediaries like us, our operating results could be adversely affected.

Departures  of our key  personnel or  directors  may harm our ability to operate
--------------------------------------------------------------------------------
successfully.
------------

         The loss of any key employee could impair our ability to grow or operate profitably. Most aspects of the our business are dependent on highly skilled individuals. We devote considerable resources to recruiting, training, and compensating these individuals. In addition, one component of our strategy is to increase market penetration by recruiting experienced investment consultants. We cannot assure that these recruiting efforts will be successful--or, if successful, that they will enhance our business, results of operations, or financial condition.

         COMPETITION FOR PROFESSIONAL EMPLOYEES. From time to time, our employees may leave to pursue other opportunities. We have experienced losses of research, investment banking, and sales and trading professionals. Competition for key personnel is intense. We cannot assure that losses of key personnel due to such competition, or for other reasons, will not occur in the future.

         LIMITATIONS OF EMPLOYEE RETENTION MECHANISMS. We depend on many key employees, and in particular on our senior executive officers: Marshall T. Leeds, our Chairman, President, and Chief Executive Officer; and Joel E. Marks, our Vice Chairman and Chief Operating Officer -- each of whom has an employment agreement with us.

         Although we generally do not have employment agreements with our employees, we attempt to retain employees with incentives such as long-term deferred compensation plans, stock issuances conditioned on continued
employment, and options to buy stock that vest over a number of years of employment. These incentives, however, may be insufficient in light of the increasing competition for experienced professionals in the securities industry, particularly if our stock price were to decline, or fail to appreciate sufficiently. If that happened, our long-term deferred compensation plans might no longer be a competitive incentive for our key employees to stay with us.

If  we  are  not  able  to  maintain  our  outside  sources  of  financing,  our
--------------------------------------------------------------------------------
profitability may be adversely affected.
---------------------------------------

         We cannot assure that adequate financing to support our business will be available in the future on attractive terms, or at all. Like other companies in the securities industry, we rely on external sources to finance a significant portion of our day-to-day operations, principally customer margin account balances and certain transactions. Our principal cash and liquidity sources are commissions, trading profits and collateralized bank loans. Liquidity management includes the monitoring of assets available to hypothecate or pledge against short-term borrowings. We maintain working capital credit lines aggregating approximately $12.0 million. The financing available to us varies depending on market conditions, the volume of certain trading activities, credit ratings, credit capacity, and the overall availability of credit to the financial services industry.

Net  capital   requirements  imposed  by  regulatory  agencies  may  impair  our
--------------------------------------------------------------------------------
profitability and restrict our growth.
-------------------------------------

         The SEC, the NYSE, the NASD, and various other regulatory bodies in the United States have rules with respect to net capital requirements that could limit our ability to grow and remain profitable. These rules require that at least a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Our broker-dealer subsidiaries must comply with the net capital requirements, which could limit operations that require intensive use of capital, such as underwriting or trading activities. These rules could also restrict our ability to withdraw capital from our broker-dealer subsidiaries, even in circumstances where these subsidiaries have more than the minimum amount of required capital. This, in turn, could limit our ability to pay dividends, implement our strategies and pay interest on and repay the principal of our debt. In addition, a change in these rules, or the imposition of new rules, affecting the scope, coverage, calculation, or amount of the net capital requirements, could have similar adverse effects. Significant operating losses or any unusually large charge against net capital could also have a similar material adverse effect.

Our  dependence  on  communication  and computer  systems makes us vulnerable to
--------------------------------------------------------------------------------
service disruptions and failures.
--------------------------------

         Our business is highly dependent on communication and information systems. If these systems fail or are interrupted, our securities trading activities could experience delays, and we might be unable to execute client transactions. This could have a material adverse effect on our operating results. We cannot assure that we will not suffer any systems failures or interruptions. These failures or interruptions could have many causes, including earthquakes, fires, other natural disasters, power or telecommunications failures, acts of God, or acts of war. Nor can we assure that our back-up procedures and capabilities will be adequate if any failures or interruptions occur.

Our  computer  systems,  or  those  of  our  service  providers,  suppliers,  or
--------------------------------------------------------------------------------
customers, may not operate properly on year 2000-sensitive dates.
----------------------------------------------------------------

         The "year  2000  issue"  arises  from the  widespread  use of  computer programs that rely on two-digit date codes to perform computations or decision-making functions. Many of these programs may fail due to an inability to properly interpret date codes beginning January 1, 2000. For example, such programs may misinterpret "00" as the year 1900 rather than 2000. In addition, some equipment controlled by microprocessor chips may not deal appropriately with the year "00". We have evaluated our computer systems to determine which modifications and expenditures were necessary to make our systems compatible with year 2000 requirements. We believe that our systems are year 2000-compliant.

         We can not assure, however, that all necessary modifications have been identified and corrected or that unforeseen difficulties or costs will not arise. In addition, we cannot assure that the systems of other companies on which our systems rely will be modified on a timely basis, or that the failure by another company to properly modify its systems will not negatively impact our systems or operations.

A decline in trading of growth  company  securities  may cause a decrease in our
--------------------------------------------------------------------------------
revenues.
---------

         Our brokerage transaction revenues are generally substantially lower when public offering levels and trading activities of emerging growth company securities declines. We derive a significant portion of our revenues from brokerage transactions in growth company securities. In the past, brokerage transaction revenues have declined when underwriting activities in these industry sectors declined, the volume of trading on Nasdaq declined, or when industry sectors or individual companies reported results below investors' expectations.

Governmental regulation may impair our profitability and restrict our growth.
-----------------------------------------------------------------------------

         The securities industry and our business is extensively regulated by the SEC, state securities regulators, and other governmental regulatory authorities, and this regulation may decrease our profitability or restrict our growth. Industry self-regulatory organizations ("SROs"), including the NASD, the NYSE, the AMEX, and other exchanges, also regulate our broker-dealer subsidiaries. Compliance with many of the regulations applicable to us and our subsidiaries involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. If we do not comply with an applicable regulation, governmental regulators and SROs may institute administrative or judicial proceedings. In that event, we face many penalties, including:

        o    censure                                        o     cease-and-desist orders
        o    civil penalties (including treble damages in   o     the deregistration or suspension of the
             the case of insider trading violations)              non-compliant broker-dealer's officers or
        o    fines                                                employees.


Our operating results and financial condition may suffer material adverse consequences if these penalties or orders are imposed on us.

         The regulatory environment could also change. We may be adversely affected by new or revised legislation or regulations imposed by the SEC, other federal or state governmental regulatory authorities, or SROs. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and SROs.

Losses from underwriting and trading could decrease our net profit.
-------------------------------------------------------------------

         We conduct our underwriting, securities trading, and market-making activities as a principal. These activities subject our capital to significant risks, including market, credit, counterparty, and liquidity risks. These activities often involve purchasing, selling, or short-selling securities as a principal in relatively illiquid markets or markets that suffer from rapidly fluctuating liquidity. From time to time, we have large position concentrations in a single issuer's securities, or commitments to a single issuer, or issuers in a specific industry, particularly as a result of underwriting activities. Our trading positions and underwriting activities are concentrated in a more limited number of industry sectors and portfolio companies than many other investment banks, which might result in higher trading losses than would occur if our positions and activities were less concentrated. In addition, there is a trend in all major capital markets--for competitive and other reasons--toward larger commitments from lead underwriters. This means that, from time to time, an underwriter (including a co-manager) may retain significant position concentrations in individual securities.

         Unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, mergers and acquisitions advisory services and other related services. Our investment banking revenues, in the form of underwriting discounts and financial advisory fees, are directly related to the number and value of the transactions in which we participate and would therefore be adversely affected by a market downturn.

The  costs of  litigation  and  securities  laws  compliance  could  impair  our
--------------------------------------------------------------------------------
profitability.
--------------

         Many aspects of our business involve substantial liability risks. Underwriters are exposed to substantial liability under federal and state securities laws and other federal and state laws. Court decisions, including decisions on underwriters' liability and limitations on indemnification of underwriters by issuers, also expose us to liability. For example, an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used to offer securities, or for statements made by its securities analysts or other personnel.

         INCREASING FREQUENCY OF SECURITIES LITIGATION. In recent years, litigation involving the securities industry has increased, including class actions in which substantial damages are at stake. Our underwriting activities usually involve offerings of emerging and mid-size growth company securities, which often involve higher risk and are more volatile than the securities of more established companies. In comparison with more established companies, emerging and mid-size growth companies are also more likely to be defendants in securities class actions, to carry directors and officers liability insurance policies with lower limits (or no such insurance), and to become insolvent. These factors increase the likelihood that a company underwriting an emerging or mid-size growth company's securities will be required to contribute to an adverse judgment or settlement of a securities lawsuit.

         FREQUENT CLAIMS AGAINST UNDERWRITERS. The plaintiffs' attorneys in securities class action lawsuits frequently name the managing underwriters of a public offering as defendants. We have not been a named defendant in any class action lawsuit relating to public offerings in which we were a managing underwriter. Plaintiffs' attorneys also may name investment banks providing advisory services in corporate finance transactions as defendants. We are not a defendant in any such lawsuit. We anticipate, however, that securities class action lawsuits naming us as a defendant may be filed from time to time in the future, particularly if we increase our activity as managing underwriters or corporate finance advisors. In such lawsuits, all members of the underwriting syndicate typically are included as defendant class members or are required by law, or pursuant to the terms of the underwriting agreement, to bear a portion of any expenses or losses (including amounts paid in settlement of the litigation) incurred by the underwriters as a group in litigating the claim, to the extent not covered by the securities issuer's indemnification obligation. If we became a party to such a lawsuit, our assets would be subject to risks. If the plaintiffs in any suits against us were successful, or if we settled such suits by making significant payments to the plaintiffs, our operating results and financial condition could be materially and adversely affected. As is common in the securities industry, we do not carry insurance that would cover any such payments. In addition, our charter documents allow indemnification of our officers, directors, and agents to the maximum extent permitted under Florida law. If our officers, directors, or agents are named as defendants in securities litigation, they may demand indemnification from us under these charter document provisions.

         In addition, the laws relating to securities class actions are currently in a state of flux. The eventual impact of the Private Securities Litigation Reform Act of 1995 on securities class action litigation is not known.

         DIVERSION OF MANAGEMENT ATTENTION. In addition to these financial costs and risks, defending litigation can, to a certain extent, divert the efforts and attention of our management and staff. Our management and other employees may have to devote substantial time defending litigation, which might materially divert their attention from other responsibilities. Securities class action litigation in particular is highly complex and can extend for a protracted period of time, consuming substantial management time and effort and substantially increasing the cost of such litigation.

         RISKS ASSOCIATED WITH OTHER DISPUTES. In the normal course of business, we are defendants in various civil actions and arbitrations arising out of our broker-dealer and underwriting activities, in our role as an employer, and as a result of other business activities. We have made significant payments to resolve disputed claims in the past, and we cannot assure that we will not make significant payments to resolve disputed claims in the future.

If we are not able to  effectively  manage our  growth,  our  profitability  and
--------------------------------------------------------------------------------
further growth may be impaired.
-------------------------------

         Any difficulty or significant delay in implementing or operating our existing systems or any new ones, or in training our personnel, could adversely affect our ability to manage growth and, thus, our profitability. Over the past several years, we have experienced significant growth in our business activities and size, and we expect we will continue to grow in the future. Our growth requires and will continue to require increased investments in management personnel, financial and management systems and controls, and facilities. If our revenue does not also continue to grow, our operating margins would decline due to these increased expenses. In addition, as is common in the securities industry, we depend on the effective and reliable operation of our communications and information systems. We believe that our current and anticipated future growth will require us to implement new and enhanced communications and information systems, and to train our personnel to operate the new systems.

                              SELLING SHAREHOLDERS

         The following table sets forth the names of the Selling Shareholders, the number of shares beneficially owned by such Selling Shareholder as of October 7, 1999, the percentage of our total outstanding common stock owned by each Selling Shareholder as of October 7, 1999, and the maximum number of shares that may be offered for sale by such Selling Shareholder pursuant to this Prospectus. An aggregate of 600,000 shares of common stock are covered for possible sale by Selling Shareholders using this Prospectus, all of which are currently issuable pursuant to stock options that are exercisable in whole or in part, from time to time, until and through July 15, 2004. The Company will receive the proceeds from each exercise of an option, but not from any sale of the shares purchased upon such exercise. Except as set forth in the footnotes to the table below, no Selling Shareholder has had any position, office, or other material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                             SHARES OWNED PRIOR TO    PERCENTAGE PRIOR TO    SHARES OFFERED FOR
                                                  OFFERING <F1>            OFFERING <F2>             SALE

John Elway <F3>.....................................450,000                    7.0                 450,000

Sanford D. Greenberg <F4>...........................140,000                    2.3                 140,000

Jeffrey Sperbeck <F5>................................10,000                     *                   10,000

------------------------
*    Denotes less than 1%.

<F1> Includes for each person  shares  underlying  presently  exercisable  stock options to purchase shares of common stock at an exercise price of $13.40 per share, consisting of 450,000, 140,000, and 10,000 shares for Messrs. Elway, Greenberg, and Sperbeck, respectively.
<F2> Based on  5,952,762  shares  outstanding  as of October  7, 1999,  but also treating as outstanding with respect to each particular Selling Shareholder the number of additional shares that such person is deemed to own beneficially as a result of any right to acquire such shares within the next 60 days.
<F3> Mr. Elway is Co-Chairman of, and beneficially  owns 44.4% of, our affiliate
     mvp.com, Inc. Mr. Elway has also been employed as a spokesperson for us since July 15, 1999.
<F4> Mr. Greenberg holds a management position in our subsidiary GSG Securities,
     Inc., where he has been employed since January 1, 1999. Mr. Greenberg was instrumental in facilitating the formation of the mvp.com joint-venture between us and Mr. Elway.
<F5> Mr. Sperbeck is a director of our affiliate mvp.com, Inc.

         The Selling Shareholders may offer and sell all or a portion of the shares from time to time, but are under no obligation to offer or sell any of the shares. See "Plan of Distribution". Because the Selling Shareholders may sell all, none, or any part of the shares from time to time, no estimate can be given as to the number of shares that will be beneficially owned by the Selling Shareholders upon termination of any offering by them or as to the percentage of the total outstanding Common Stock of the Company that the Selling Shareholders will beneficially own after termination of any offering.

         This Prospectus also covers possible sales by certain presently unknown persons who may become the record or beneficial owners of some of the covered shares as a result of certain types of private transactions, including but not limited to gifts, private sales, and transfers pursuant to a foreclosure or similar proceeding by a lender or other creditor to whom shares may be pledged as collateral to secure an obligation of a named Selling Shareholder. Each such potential transferee of a named Selling Shareholder is hereby deemed to be a Selling Shareholder for purposes of selling shares using this Prospectus. To the extent required by applicable law, information (including the name and number of shares owned and proposed to be sold) about such transferees, if there shall be any, will be set forth in an appropriate supplement to this Prospectus.


                              PLAN OF DISTRIBUTION

         The shares may be offered and sold by or for the account of the Selling Shareholders (or their pledgees, donees, or transferees), from time to time as market conditions permit, on the AMEX, any other exchange on which the shares may be listed, over the counter, or otherwise, at prices and on terms then prevailing or in negotiated transactions. The shares may be sold by one or more of the following methods, without limitation:

     o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer (including a specialist or market maker) as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

     o an underwritten offering, subject to compliance with applicable disclosures concerning the identity and compensation arrangements of each firm acting as underwriter;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o face-to-face transactions between sellers and purchasers without a broker-dealer;

     o transactions in options, swaps, or other derivatives (whether exchange listed or otherwise);

     o    sales in other ways not involving market makers or established trading
          markets,   including   direct  sales  to  institutions  or  individual
          purchasers; and

o any combination of the foregoing, or by any other legally available means.

In addition, the Selling Shareholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with a Selling Shareholder. The Selling Shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the shares of common stock, which shares of common stock may be resold thereafter pursuant to this Prospectus.

         In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholders and/or the purchasers of the shares for whom such brokers or dealers act as agents or to whom they sell as principals, or both, in amounts to be negotiated (which compensation as to a particular broker-dealer might be in excess of customary commissions). At the time a particular offer of shares is made by one or more of the Selling Shareholders, a prospectus supplement, if required, will be distributed to set forth the aggregate number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, and other items constituting compensation from the Selling Shareholders, and any discounts, commissions, or concessions allowed or reallocated or paid to dealers, including the proposed selling price to prospective purchasers. The Selling Shareholders and such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. There can be no assurance, however, that all or any of the shares will be offered by the Selling Shareholders. See "Selling Shareholders". We know of no existing arrangements between any Selling Shareholder and any broker, dealer, finder, underwriter, or agent relating to the sale or distribution of the shares.

         We will not receive any of the proceeds of any sale of shares by the Selling Shareholders. We will, however, receive any exercise price paid to acquire the shares from us by exercising stock options. We will bear substantially all expenses of the registration of this offering under the Securities Act, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of our counsel and independent public accountants, fees of the NASD, transfer taxes, fees of transfer agents and registrars, and costs of insurance, if any. All underwriting discounts, selling commissions, and broker's fees applicable to the sale of any shares will be borne by the Selling Shareholders or by such persons other than us as agreed by and among the Selling Shareholders and such other persons.

         We have also agreed to indemnify John Elway, Sanford Greenberg, and Jeffrey Sperbeck and any underwriter any of them may engage to sell their shares against certain liabilities in connection with the registration of the shares, including liabilities under the Securities Act. Messrs. Elway, Greenberg, and Sperbeck have agreed to indemnify us against certain liabilities in connection with the registration of the shares, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the securities offered hereby has been passed upon for us by Kilpatrick Stockton LLP, Atlanta, Georgia.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================





                            JWGenesis Financial Corp.





                                  COMMON STOCK








                          ----------------------------
                                   PROSPECTUS
                          ----------------------------










                                ___________, 1999


================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


          The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee.

   SEC registration fee                                   $ 2,502
   American Stock Exchange listing fees                   $12,000
   Legal fees and expenses                                $25,000
   Accounting fees and expenses                           $ 4,000
   Miscellaneous expenses                                 $ 1,498
                                                           ------
     Total                                                $45,000
                                                           ======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of certain of the directors' fiduciary duties. In general, the duty of care requires that a director exercise his judgment in good faith on an informed basis, and in a manner he reasonably believes to be in the best interests of the corporation. Absent the limitations now authorized by the Florida Business Corporation Act, directors are accountable to corporations and their shareholders for monetary damages only for conduct constituting gross negligence in the exercise of their duty of care. Although the statute does not change the directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission.

         Our Articles of Incorporation provide for indemnification of directors to the fullest extent permitted by Florida law and, to the extent permitted by such law, eliminate or limit the personal liability of directors to us and our shareholders for monetary damages for certain breaches of fiduciary duty and the duty of care. Specifically, a director will not be personally liable to us or our shareholders for monetary damages for breach of such fiduciary duty as a director, except for liability for (i) a violation of the criminal law, (ii) a transaction from which the director received an improper personal benefit, (iii) an unlawful distribution, (iv) willful misconduct in a proceeding by or in the right of the corporation or a shareholder, or (v) recklessness or bad faith in a proceeding by or in the right of someone other than the corporation or a shareholder.

         The inclusion of this provision in our Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our shareholders.

         Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      The following exhibits are filed as part of  this Registration
Statement:

   Exhibit Number           Description of Exhibit
   --------------           ----------------------

         2.1 Equity Exchange and Conciliation Agreement by and among the Company, Marshal T. Leeds, Joel E. Marks, JWGenesis Capital Markets, LLC, The Will K. Weinstein Revocable Trust, Philip C. Stapleton, Will K. Weinstein, and other members of the Stapleton Group, dated March 3, 1999 (incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K filed with the Commission on March 18, 1999.

         2.2 Stock Purchase Agreement dated April 16, 1999, by and among the Company, JWGFS, JWGenesis Clearing, Fiserv, and Fiserv Clearing (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K, dated April 16, 1999).

         3(a) Articles of Incorporation of he Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4 (File No. 333-47693) filed with the Commission on April 22, 1998 (the "Combination S-4")).

         3(b) By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Combination S-4).

         4. Stockholders Agreement among the Company, Woody Springs LLC, and mvp.com, Inc., dated as of July 15, 1999 (incorporated by reference to Exhibit 10(a) to the Company's Current Report on Form 8-K, dated July 15, 1999).

         5                 Opinion of Kilpatrick Stockton LLP.

         23(a)             Consent of PricewaterhouseCoopers LLP.

         23(b)             Consent  of  Kilpatrick  Stockton  LLP  (included in
                           Exhibit 5).

         24 Power of Attorney (included on Signature Page of initial filing).

         99(a) Employment Agreement between the Company and Marshall T. Leeds (incorporated by reference to
                           Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

         99(b)             Employment  Agreement between the Company and Joel E.
                           Marks (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

         99(c)             Employment   Agreement  between the Company and Gregg
                           S. Glaser (incorporated by reference to Exhibit 99(e) to the Company's Registration Statement on Form S-4, Commission File No. 333-66751) (the "Glaser Employment Agreement").

         99(d) Amendment to Glaser Employment Agreement (incorporated by reference to Exhibit 99(f) to the Company's Annual Report on Form 10-K for the year ended December 31, 1998).

         99(e) Nonsolicitation Agreement between the Company and Marshall T. Leeds (incorporated by reference to
                           Exhibit 99(h) to the Company's Annual Report on Form 10-K for the year ended December 31, 1998).

         99(f) Nonsolicitation Agreement between the Company and Joel E. Marks (incorporated by reference to Exhibit 99(i) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

         99(g) Stock Option Agreement between the Company and John Elway, dated as of July 15, 1999 (incorporated by reference to Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

         99(h) Transition Services Agreement, dated April 16, 1999, by and among the Company, JWGFS, JWG Clearing, and Fiserv (incorporated by reference to Exhibit 10(a) to the Company's Current Report on Form 8-K, dated June 1, 1999).

         99(i) Form of Fully Disclosed Correspondent Agreement dated June 1, 1999 (incorporated by reference to
                           Exhibit 10(a) to the Company's Current Report on Form 8-K, dated June 1, 1999).

         99(j) Employment Agreement between the Company and John Elway, dated as of July 15, 1999 (incorporated by reference to Exhibit 10(b) to the Company's Current Report on Form 8-K, dated July 15, 1999).

         (b)    Financial Statement Schedules

                           Not Applicable.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)   To  remove  from  registration  by   means  of  a  post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 13, 1999.

                                         JWGENESIS FINANCIAL CORP., INC.

                                         By: /s/ Joel E. Marks
                                               Joel E. Marks, Vice Chairman
                                               and Chief Operating Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marshall T. Leeds and Joel E. Marks as attorneys-in-fact, having the power of substitution, for them in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of October, 1999.

            Signature                                   Title

     /s/ Marshall T. Leeds                    President, Chief Executive
     Marshall T. Leeds                        Officer and Chairman of the
                                              Board (Principal Executive
                                              Officer)

     /s/ Joel E. Marks                        Vice Chairman of the Board
    Joel E. Marks                             and Chief Operating Officer


    /s/ Gregg S. Glaser                       Executive Vice President, Chief
    Gregg S. Glaser                           Financial Officer and Director
                                              (Principal Financial and
                                              Accounting Officer)

    __________________________                Director
    Jeffrey H. Lehman


    /s/ Wm. Dennis Ferguson                   Director
    Wm. Dennis Ferguson


    __________________________                Director
    Sanford D. Cohen